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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

AMERICAN WELL CORPORATION

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholder:

2025 was a transformative year for Amwell as we executed against our strategic priorities with discipline and focus. Our mission to transform healthcare through technology has never been more relevant, and I am pleased to report significant progress toward our goal of achieving positive cash flow from operations in 2026.

Strategic Progress and Operational Excellence

This year marked a fundamental shift in our business model as we successfully transitioned to a tech-enabled care platform. We increased our mix of subscription software revenues while systematically improving our operational efficiency across all functions. Our net loss improved by over 55%, demonstrating the effectiveness of our cost reduction initiatives and margin expansion efforts.

Our partnership with the U.S. Defense Health Agency (DHA) represents a cornerstone achievement. During 2025, we successfully deployed our SaaS platform to power the DHA Digital First initiatives. Virtual visits have ramped steadily since going live on our platform, and provider and patient satisfaction remains very high. While budget restrictions led to the exclusion of our behavioral health and automated care programs from the 2026 contract extension, we remain confident in the clinical efficacy and cost-effectiveness of these solutions and believe they strongly support future enterprise-wide adoption.

Below are a few 2025 financial highlights:

•
Recorded Total Revenue of $249.3 million
o
Achieved subscription revenue of $132.4 million
o
Recorded AMG visit revenue of $94.3 million
•
Reported gross margin of 53%
•
Net loss was ($95.0) million compared to ($212.6) million in 2024
•
Total visits were 4.5 million
•
Cash and short-term securities as of year-end were approximately $182.3 million.

Market Dynamics and Competitive Positioning

The healthcare landscape continues to evolve in ways that favor our integrated platform approach. Consumer demand for digital health is accelerating, with mental health telehealth utilization reaching nearly 30% and a vast majority of Gen Z using health technology monthly. Digital disease management solutions are demonstrating measurable results, including 50% reductions in 30-day readmission rates in some cases.

However, the market faces significant fragmentation challenges. Employers now manage an average of four to nine point solutions, not to mention the increased complexity and cost associated with inefficient data exchange. As a result, more than half of health plan leaders have identified integrated solutions as a top 2025 priority.

The Amwell platform addresses this critical gap by providing one relationship, one user experience, and one data and reporting infrastructure across a dynamic array of clinical programs and vendors. Unlike competitors who feature their own brands, we enable customers to offer white-labeled experiences, allowing them to maintain their brand identity while accessing our comprehensive platform capabilities. Our unique business model never forces clients to use only Amwell clinical programs, aligning our interests with theirs as long-term partners.

Innovation and Focus

Our commitment is to develop automation tools that empower clients to do more faster while reducing our own deployment costs. We are decisively divesting non-core assets, including the sale of our Amwell Psychiatric Care business, to focus resources on our core platform offering. We continue to fully support legacy assets that provide value to customers, with the expectation that they will migrate to our core offering over time when ready.

Looking Ahead

As we enter 2026, we remain focused on executing our plan to achieve operating cash flow breakeven by year-end. Our strategy centers on two main work streams: leveraging our enterprise-grade, differentiated platform to generate value in select market segments, and ensuring all operations are extremely efficient and effective.

The integration of AI across healthcare represents the most significant catalyst for the evolution of tech-enabled care. Our ability to supplement automated programs with trusted in-network certified providers at scale enables the safe and effective adoption of AI-driven solutions. This architecture helps customers improve acquisition costs, enhance brand value, and achieve better outcomes through our tools for matching programs with appropriate cohorts.

We believe our competitive advantages will become increasingly visible and compelling as we continue deploying our new Amwell platform. Our long journey is in many ways only beginning, and we are excited about the future we are building for our customers, our company, and you, our valued shareholders.

You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Amwell, to be held Tuesday, June 16, 2026 at 12:00 p.m. eastern time via the following link: www.virtualshareholdermeeting.com/AMWL2026. We plan to post details of this virtual meeting on our investor relations website at https://investors.amwell.com. We encourage you to check this website prior to the 2026 Annual Meeting of Stockholders if you plan to attend.

Whether or not you plan to attend the meeting, I encourage you to review the enclosed information and vote your shares. Thank you for your continuing interest in Amwell. We value your ongoing support and we are committed to delivering transformative solutions in healthcare, and to creating sustainable long-term value for our stockholders.

Sincerely,

Ido Schoenberg, Chairman and Chief Executive Officer

AMERICAN WELL CORPORATION

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2026

Dear Stockholders:

We are pleased to notify you that we will hold the 2026 annual meeting of stockholders (the “Annual Meeting”) on Tuesday, June 16, 2026 at 12:00 p.m. eastern time. The Annual Meeting will be in a virtual meeting format at www.virtualshareholdermeeting.com/AMWL2026.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters, all of which are discussed in greater detail in the accompanying proxy statement:

1.
Electing the director-nominees named in the proxy statement;
2.
Ratifying the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2026; and
3.
Approving, on an advisory basis, the compensation paid to our named executive officers.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 17, 2026 may vote at the meeting or any postponement(s) or adjournment(s) of the meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to make our proxy materials available to all of our stockholders over the Internet. On or about April 23, 2026, we will commence sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2025 annual report to stockholders. The Notice also provides instructions on how to vote online or vote by phone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Whether you plan to attend the Annual Meeting or not, it is important that you cast your vote. You may vote over the Internet, telephone or by mail. You are urged to vote in accordance with the instructions set forth in the proxy materials. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

In order to attend the meeting online and vote your shares electronically during the meeting, you must register in advance at www.virtualshareholdermeeting.com/AMWL2026 prior to the meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting. Further information about how to attend the Annual Meeting online and vote your shares is included in the accompanying proxy statement.

Thank you for your ongoing support of and interest in American Well Corporation.

By order of the Board of Directors,

Anna Nesterova
Head of Legal

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF AMERICAN WELL CORPORATION

TO BE HELD JUNE 16, 2026

This proxy statement (this “Proxy Statement”) and Notice of the 2026 Annual Meeting of Stockholders are being provided to you in connection with the solicitation of proxies by our Board of Directors for use at our 2026 Annual Meeting of Stockholders, and any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, June 16, 2026 at 12:00 p.m. eastern time, via live audio webcast at www.virtualshareholdermeeting.com/AMWL2026. Stockholders of record at the close of business on April 17, 2026 are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.

On or about April 23, 2026, we made available this Proxy Statement and the Notice of 2026 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (our “Annual Report”), containing our financial statements for the fiscal year ended December 31, 2025, accompanies the Proxy Statement and forms part of the proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 16, 2026

This Proxy Statement and our Annual Report are available for viewing, printing and downloading at www.virtualshareholdermeeting.com/AMWL2026. To view these materials, please have your 15-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report and the Proxy Statement on the website of the Securities and Exchange Commission (the “SEC”), at www.sec.gov, or in the “SEC Filings” tab of the “Investor Relations” section of our website at www.americanwell.com. You may also obtain a printed copy of our Annual Report, free of charge, by sending a written request to: Anna Nesterova, Head of Legal, American Well Corporation, 75 State Street, Ste 100, Boston, MA 02109. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

You are receiving a Proxy Statement because you owned shares of American Well common stock at the close of business on April 17, 2026, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, the stockholders will be asked to consider and vote upon the following matters:

1.
Electing the director-nominees named in this Proxy Statement;
2.
Ratifying the appointment of PricewaterhouseCoopers LLP as American Well’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and
3.
Approving, on an advisory basis, the compensation paid to our named executive officers.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we are permitted to furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the full proxy materials. Instead, the Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

When is the record date for the Annual Meeting?

The record date for the meeting is April 17, 2026. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. At the close of business on the record date, there were 15,061,188 shares of Class A common stock outstanding, 1,369,518 shares of Class B common stock outstanding and 277,777 shares of Class C common stock outstanding.

To how many votes am I entitled?

Each share of Class A and Class C common stock are entitled to one vote per share on all matters presented for a vote, except that Class C common stock will not have the right to vote for elections of directors. Holders of Class B common stock are collectively entitled to a number of votes equal to the product of (x) 1.0408163 and (y) the total number of votes that would be cast by the holders of the Class A and Class C common stock, resulting in the Class B common stock collectively holding 51% of the voting power of all outstanding securities. Each share of Class B common stock is entitled to a number of votes equal to the total number of votes held by all Class B common stock divided by the total number of then outstanding shares of Class B common stock. Shares of Class B common stock are held by our co-founders, Dr. Ido Schoenberg and Dr. Roy Schoenberg, who have agreed to vote together as a group.

What is the difference between being a stockholder of record and a beneficial owner?

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are the stockholder of record, and proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or nominee authorizing you to do so. Follow the instructions during the registration process for the Annual Meeting.

Your nominee has sent you instructions on how to direct the nominee’s vote in advance of the meeting through the voting instruction card. You may vote by following those instructions.

I share an address with another stockholder. What do I do if we received only one paper copy of the proxy materials and want additional copies, or we received multiple copies and want only one?

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure is known as “householding.” Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, the other proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, stockholders of record may contact Anna Nesterova, Head of Legal, American Well Corporation, 75 State Street, Ste 100, Boston, MA 02109, or by calling (617) 204-3500 or by emailing anna.nesterova@amwell.com. Beneficial holders may contact their bank, brokerage firm, or other nominee to request information about householding.

Conversely, if stockholders of record living at the same address received multiple copies of our Notice and, if applicable, and the other proxy materials, you may request delivery of a single copy by contacting Anna Nesterova as set forth above. Beneficial holders may contact their bank, brokerage firm, or other nominee to request a single copy of the Notice and, if applicable, the other proxy materials.

How can I vote my shares in advance of the online meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the online meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet or telephone by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet or telephone, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank or nominee.

Can I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by notifying the Head of Legal in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of a majority of the total voting power of all outstanding securities generally entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

How can I vote my shares during the online meeting?

The Company will be hosting the Annual Meeting live online. After registration and receiving the links, you can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/AMWL2026. The webcast will start at 12:00 p.m. eastern time. You may vote while attending the meeting online.

Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/AMWL2026 during the meeting. You will need your control number found in the Notice or proxy card. Shares held beneficially in street name may be voted by you at the meeting only if you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the online meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the online meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•
“FOR” the election of the director-nominees to the Board (Proposal 1);
•
“FOR” ratifying the appointment of PricewaterhouseCoopers LLP as American Well’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 2); and
•
“FOR” approving, on an advisory basis, the compensation paid to our named executive officers (Proposal 3).

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our Board of Directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation. Copies of proxy materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

What vote is required to approve each proposal and how are votes counted?

Proposal 1—Election of Directors

The election of directors requires a plurality of the votes of the shares of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Class C common stock do not have the right to vote on the election of directors. Withhold votes and broker non-votes will have no effect on the results of this proposal.

Proposal 2—Ratifying the Appointment of the Independent Registered Public Accounting Firm

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting on the proposal. Withhold votes will have no effect on the results of this proposal. This is a “routine” matter and, as a result, we do not expect there will be any broker non-votes on this proposal.

Proposal 3—Approving, on an advisory basis, the compensation paid to our named executive officers.

The approval, on an advisory basis, of the compensation paid to our named executive officers requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting on the proposal. Withhold votes and broker non-votes will have no effect on the results of this vote.

How can I find out the results of the voting at the Annual Meeting?

Final voting results will be published in a current report on Form 8-K that will be filed within four business days after the Annual Meeting.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Anna Nesterova, Head of Legal of the Company, at (617) 204-3500. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 9 members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. One class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, two Class III directors will be elected for a three-year term. Dr. Peter Slavin will not seek re-election at the Annual Meeting. As a result, following the Annual Meeting our Board of Directors will be composed of 8 members. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.

Nominees

Our Board of Directors has nominated Dr. Ido Schoenberg and Dr. Roy Schoenberg for election as Class III directors at the Annual Meeting. If elected, each of Dr. Ido Schoenberg and Dr. Roy Schoenberg will serve as Class III directors until the 2029 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, see the section titled “Corporate Governance and Board of Directors.”

Dr. Ido Schoenberg and Dr. Roy Schoenberg have each consented to being named as a nominee for director and agreed to continue to serve if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board of Directors to fill such vacancy or our Board of Directors may reduce its size.

Vote Required

The election of Class III directors requires a plurality of the votes of the shares of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of “FOR” votes will be elected. Withhold votes and broker non-votes will have no effect on the results of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS III DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Code of Ethics and Corporate Governance Guidelines

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors. The full text of our code of business conduct and ethics is posted on the investor relations section of our website at https://investors.amwell.com/governance/governance-documents/default.aspx. We intend to disclose future amendments to our Code of Business Conduct and Ethics, and any waivers of such Code, on our website or in public filings.

In addition, our Board has adopted corporate governance guidelines for our company. The full text of our corporate governance guidelines are posted on the investor relations section of our website at https://investors.amwell.com/governance/governance-documents/default.aspx.

Corporate Responsibility Initiatives

Our values are core to who we are and serve as the foundation on which we are able to build a strong organization and promote the long-term interests of our stockholders and stakeholders.

We have made meaningful progress on our corporate responsibility goals and reported on this progress in our 2025 Corporate Responsibility Report. Following the publication of our inaugural report in 2022 and annually thereafter, we reached out to our top stakeholders who validated our approach to corporate responsibility, which is focused on establishing goals and achieving incremental improvement year over year. Our corporate responsibility taskforce, made up of subject matter experts from across the Amwell HR, Legal, and Investor Relations teams, as well as outside consultants and working with oversight from our Board, steadily advanced our comprehensive corporate responsibility strategy connected to our strategic business initiatives. Our published framework is available on the investor relations page of our website.

Our commitment to viewing our business through a corporate responsibility lens is strong and we continue to be guided by three pillars: Our People, Our Products and Our Operations.

Our Corporate Responsibility Framework:

Our Products

Operational efficiencies: Our clients care about improving outcomes, health access and efficiency. Our solution is designed to enable and empower our clients’ operational goals

Environmental stewardship: The cloud-based, multi-tenant architecture of the Amwell platform reduces the overall energy footprint of our installed client base, contributing to lowering the overall environmental impact of the delivery of healthcare.

Clinician shortages and burnout: Personnel shortages and care team burnout are all too common in the healthcare field. This is why we’re focused on enabling our clients to leverage technology to unify and augment care team resources and drive new efficient workflows to achieve sought after efficiencies so that teams can focus on the delivery of care. Our unique automated care programs augment care teams and reduce their administrative burden, enabling them to practice at the top of their license.

Patient experience and outcomes: Our platform is fast, seamless and easy to use, addressing several of the biggest barriers to digital healthcare adoption and patient and provider experiences. With our platform as the digital infrastructure foundation, our customers can deliver a seamless patient experience, one that is electronically unified across all care settings and patient connections. Our platform is designed to connect care teams to the information they need, helping them coordinate consultations, accelerate next steps, and deliver better outcomes.

Expanding access to care: We empower our customers to transform the healthcare experience and better meet the needs of providers and patients by being wherever they are, regardless of the care modality required. We do this by using technology to remove distance barriers between patients and healthcare practitioners to address the lack of access to quality care that millions of patients experience. Through our solutions, services, and partnerships, we support health outcomes that rise above some of the challenges caused by the social determinants of health as we work to improve outcomes for all.

Our People

Talent Development and Engagement: Our talented team members devote themselves to serving our mission. We do the same for them by creating programs that expand their capabilities, supporting their growth and development, promoting their wellbeing, and encouraging them to use their voices to drive positive business outcomes.

Total Rewards & Wellbeing: We believe enabling best-in-class healthcare starts from within, and invest heavily in the total wellbeing of our employees. We provide a comprehensive and competitive total rewards framework that in grounded in our mission and flexible to meet the needs of our employees.

Recruitment: We are committed to sourcing and developing the best talent. We conduct merit based selection and unbiased assessments and work to ensure our teams are as unique as the clients and patients we serve.

Belonging & Inclusion: We believe in fostering an inclusive culture where everyone feels valued, respected and empowered to be their authentic selves.

Social Responsibility: We are enriching and giving back to our communities through our corporate social responsibility initiative, Amwell Cares. We do this through a variety of activities, as well as delivering pro bono healthcare services to communities affected by humanitarian crisis. We work with our clients to extend our impact and employees are also provided a day to volunteer on their own each year.

Our Operations

Cybersecurity and Data Privacy: As an integral member of the healthcare ecosystem, trust is an imperative. We build that trust by prioritizing the safety and security of all data and personal health information. Our cybersecurity program is designed to align with industry best practices and provide a framework for handling cybersecurity threats and incidents, including threats and incidents associated with third-party service providers. Our security-focused culture is reinforced by ongoing mandatory training and awareness-building activities.

Compliance and Ethics: Our business sits at the intersection of technology and healthcare, which means that compliance and ethics are paramount to our credibility. Our organization has significant people, controls, and processes in place to maintain compliance and support integrity at every turn.

Stockholder Engagement

We value stockholder engagement and strive for regular communication with our stockholders throughout the year. In addition to engaging with stockholders through our quarterly earnings calls, we routinely participate in direct investor meetings and investment community conferences.

Governance

Our company was founded by industry veterans, and their passion, energy and expertise have contributed to our success as a leading digital care delivery enablement platform in the United States and globally, connecting and enabling providers, insurers, patients, and innovators to deliver greater access to more affordable, higher quality care.

Our management team is governed by our Board, which works alongside them to determine our business strategy, ensure the sustainable growth of the company, and oversee our enterprise risks and opportunities and corporate responsibility initiatives. Our Board currently consists of nine directors, of whom 22% are women, 78% are independent and 33% are military veterans. Our Board brings a plethora of perspectives, experience and backgrounds to their role of monitoring and advising management.

Board of Directors and Committees

Our directors are divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation, death or removal in accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our Class III directors, if elected at the Annual Meeting, will serve until the 2029 annual meeting of stockholders, our Class I directors will serve until the 2027 annual meeting of stockholders and our Class II directors will serve until the 2028 annual meeting of stockholders.

Below is a list of the names, ages as of March 31, 2026 and classification of the individuals who currently serve as our directors, other than Dr. Peter Slavin who, as previously disclosed, will not seek re-election at the Annual Meeting.

Name	Class	Age	Position	Director Since
Ido Schoenberg, MD	III	61	Chairman, Chief Executive Officer	2006
Roy Schoenberg, MD, MPH	III	58	Executive Vice Chairman, Director	2006
Derek Ross	I	54	Director	2018
Stephen Schlegel	II	63	Director	2019
Dr. Delos (Toby) Cosgrove	II	85	Director	2019
Deborah Jackson	I	74	Director	2020
Rob Webb	I	56	Director	2022
Rivka Goldwasser	II	56	Director	2024

Director Biographies

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board’s conclusion at the time of filing of this Proxy Statement that each person listed below should serve as a director.

Director Nominees (Class III Directors)

Ido Schoenberg, Chairman, co-Chief Executive Officer

Since 2007, Dr. Ido Schoenberg has served as the Chairman and co-CEO of Amwell, becoming the sole CEO in June of 2024. He currently oversees the business operations of Amwell. In 1996, together with Phyllis Gotlib, he co-founded iMDSoft, a provider of enterprise software that automates hospital critical care units. He grew the company into a market leader with a large multi-national installed base in the United States, Europe and East Asia. In 2001, Dr. Ido Schoenberg joined CareKey, Inc. as Chief Executive Officer and took the company through its acquisition by the TriZetto group. Dr. Ido Schoenberg served as TriZetto’s Chief Business Strategy Officer until his departure in the summer of 2006. Dr. Ido Schoenberg previously served as the chairman of iMDSoft’s scientific advisory board. Dr. Ido Schoenberg holds an MD from the Sackler School of Medicine. We believe that Dr. Ido Schoenberg’s extensive experience in the healthcare space, prior track record as a successful entrepreneur and leadership skills make him a valuable part of our Board of Directors.

Roy Schoenberg

In June 2024 Dr. Roy Schoenberg took on the role of Executive Vice Chairman of the Board of Directors. Dr. Roy Schoenberg served as President and co-CEO of Amwell from inception to June 2024. Dr. Roy Schoenberg is the inventor of the American Well® concept. Since September 2025, Dr. Roy Schoenberg has been the Chief Executive Officer of Aileen.ai. Dr. Roy Schoenberg was previously the founder of CareKey, Inc., a software vendor offering electronic health management systems. Dr. Roy Schoenberg led CareKey through product development, market introduction, and the adoption of its solutions. Dr. Roy Schoenberg continued to serve as Senior Vice President and Chief Internet Solutions Officer at TriZetto, following its acquisition of CareKey in December 2005. In 2013, Dr. Roy Schoenberg was appointed to the Federation of State Medical Boards’ task force delivering landmark guidelines for the “Appropriate Use of Telehealth in Medical Practice.” Dr. Roy Schoenberg is the author of numerous publications, talks, and books in the area of medical informatics, many of which he published during his work at the Center for Clinical Computing at Harvard’s Beth Israel Deaconess Hospital, where he was a Fellow in Clinical Informatics from 1998 to 2001. Dr. Roy Schoenberg is on the advisory board of the MIT Sloan Health Initiative, Brigham and Women's Hospital Center for Patient Safety Research and Practice, and the American Heart Association Telehealth board. Dr. Roy Schoenberg holds an MD from the Hebrew University Medical School and an MPH in Healthcare Management from Harvard University. We believe that Dr. Roy Schoenberg’s extensive experience in the healthcare space, prior track record as a successful entrepreneur and leadership skills make him a valuable part of our Board of Directors.

Directors with Terms Expiring in 2027 (Class I Directors)

Derek Ross

Mr. Ross is an accomplished healthcare executive with over 30 years of experience in healthcare and finance. Since January 2026, Mr. Ross has served as the Chief Financial Officer at The OCHIN Company. OCHIN delivers enabling technology, clinical insights, and consultancy services to expand patient access, strengthen care teams, and improve health outcomes for rural and lower-resourced safety net care organizations. Before joining OCHIN, Derek held a variety of senior leadership roles across several of Royal Philips’ Healthcare business groups. His responsibilities included serving as the business leader after a tenure as CFO for their Global Population Health Management and the business leader for the Aging and Caregiving and Senior Living businesses. Mr. Ross holds a BA in Business Studies from Babson College and an MBA from the F.W. Olin Graduate School of Business at Babson College. We believe that Mr. Ross’s extensive experience in the health technology space and leadership skills make him a valuable part of our Board of Directors.

Deborah Jackson

From 2011 to 2023, Ms. Jackson served as the President of Cambridge College. From 2002 to 2011, Ms. Jackson served as the CEO of the American Red Cross of Eastern Massachusetts. Prior to that, she was Vice President of the Boston Foundation and Senior Vice President at Boston Children’s Hospital. She spent a decade early in her career at one of the country’s leading research and consulting firms, Abt Associates, where she served as the Deputy Director of its Healthcare and Income Security Group. Throughout her career, Ms. Jackson has served on numerous boards and commissions including serving on the Mayor’s

Task Force on Healthcare Disparities as Co-Chair, the Group Insurance Commission of the Commonwealth of Massachusetts, the Board of Directors of Harvard Pilgrim Health Care, and the National Association of Corporate Directors. She currently serves as the Lead Director of Eastern Bankshares, Inc., a publicly traded company, and serves on the board of the Eastern Bank Charitable Foundation and John Hancock Investments. Ms. Jackson holds a BA from Northeastern University and a Masters in City Planning from the Massachusetts Institute of Technology. She is the recipient of honorary doctorate degrees from Curry College and Merrimack Valley College. We believe that Ms. Jackson’s extensive experience in the healthcare space and leadership skills make her a valuable part of our Board of Directors.

Rob Webb

Mr. Webb is an experienced health care executive, board member, and advocate for innovation in established industries. With a distinguished 19-year tenure at UnitedHealth Group, Rob held several key executive positions, including ten years as the CEO of Optum’s consumer and specialty network businesses, and nine years as the president of UHG Ventures. Since August 2021, he currently leads Onward Enterprises, an investment and advisory firm dedicated to fostering innovation in health care and beyond. In addition to the Amwell board, Mr. Webb serves in a board role for Ardent Health Partners, Inc., a publicly traded company, Delmec Ireland, and The Kellogg School Health Care Advisory Board. He has held board roles for dynamic, high-growth health care companies, including Symphonix Health, Sanvello, Naviguard, Bind Insurance (now Surest), Level2 and others. Rob received his bachelor’s degree in mechanical engineering from the University of Minnesota, and his MBA in finance from the Kellogg School of Management at Northwestern University. We believe that Mr. Webb’s extensive experience in the healthcare space and leadership skills make him a valuable part of our Board of Directors.

Directors with Terms Expiring in 2028 (Class II Directors)

Stephen Schlegel, Director

From August 2005 to his early retirement in February 2021, Mr. Schlegel has served as Vice President, Corporate Development at Anthem, Inc., a leading health benefits company. In this capacity, Mr. Schlegel was responsible for leading the company’s corporate development activities, managing mergers and acquisitions and corporate negotiations. He previously served from 1998 to 2005 as Vice President, Corporate Development and Strategy at Sprint. Mr. Schlegel served on the Board of Directors of Orion Acquisition Corp, a publicly traded company, from 2022 to 2023. Mr. Schlegel holds a BA in accounting from Loras College and an MBA from the University of Chicago Booth School of Business. We believe that Mr. Schlegel’s extensive experience in the healthcare space, background in corporate development and leadership skills make him a valuable part of our Board of Directors.

Dr. Delos (Toby) Cosgrove, Director

Dr. Cosgrove is the former CEO and President of the Cleveland Clinic. Serving from 2004 through 2017, he led the $8 billion organization to new heights of achievement and efficiency, seeing it ranked the #2 hospital in America (U.S. News). As CEO from 2004 to 2017, he reorganized services, improved outcomes and patient experience, and strengthened the organization’s finances. Dr. Cosgrove holds a BA from Williams College and an MD from the University of Virginia School of Medicine. Dr. Cosgrove joined the Cleveland Clinic in 1975 and chaired the Department of Thoracic and Cardiovascular Surgery from 1989 to 2004. He performed over 22,000 operations and earned an international reputation in valve repair. Dr. Cosgrove serves in a board role for Hims & Hers, Inc. and SIM Acquisition Corp., both publicly traded companies, as well as board roles in other non-public companies. He holds 30 patents for medical innovations. He trained at Massachusetts General Hospital and Brook General Hospital in London. In 1967, he was a surgeon in the U.S. Air Force, earning a Bronze Star. Dr. Cosgrove is a member of the National Academy of Medicine, and a Fellow of the National Academy of Inventors. In 2016, he was a Fortune Businessperson of the Year (No 14.) Three successive presidents of the United States have consulted him on healthcare issues. We believe that Dr. Cosgrove’s extensive experience in the healthcare space, background in health systems and public policy and leadership skills make him a valuable part of our Board of Directors.

Rivka Goldwasser

Ms. Goldwasser is an experienced financial executive with over 20 years of experience advising healthcare organizations and institutional investors. She spent 15 years at Morgan Stanley where she was a managing director, head of U.S. Healthcare Services & Technology Research and most recently Investment Banking groups, and was formally co-head of U.S. Healthcare Research at UBS where she covered healthcare services, diagnostics, and generic companies. Ms. Goldwasser received her bachelor’s degree in Economics and Political Science from Tel Aviv University and her MBA from the Kellogg School of Management at Northwestern University. Throughout her career, she has led many successful initial public offerings, including Amwell, and has a passion for helping companies navigate the complexities of public market dynamics. She was recognized by

Institutional Investor Magazine as a top-ranked research analyst for 18 years. We believe that Ms. Goldwasser’s extensive experience in the health technology space, financial and leadership skills make her a valuable part of our Board of Directors.

Board Skills Matrix

Our Board believes that it should be a body with a mix of viewpoints, skills, and experience in order to ensure effective oversight of our business. As such, our Nominating and Corporate Governance Committee and our Board as a whole are focused on ensuring that a wide range of experience, qualifications, attributes, skills, and perspectives are represented on our Board.

The Board believes that each director has valuable individual competencies and backgrounds that, taken together, provide the tools necessary to offer thoughtful and engaging oversight of our business. As indicated in the directors’ biographies, our directors have exhibited significant leadership skills and extensive experience in fields which the Board believes provides valuable knowledge regarding critical elements of our business. Specifically, our Directors have extensive operational expertise in the healthcare sector and strategy & M&A; three members of the Audit Committee are “Audit Committee Financial Experts” per SEC rules; and half of our directors are experts in corporate governance and fiduciary duties as evidenced by past and present participation on the Board of Directors of other entities.

The following matrix identifies the primary experience, qualifications, attributes and skills of each of our directors. This matrix does not encompass all the experience, qualifications, attributes or skills of our directors, and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a director does not possess it.

Director Experiences, Qualifications, Attributes & Skills	Ido Schoenberg, MD	Roy Schoenberg, MD, MPH	Derek Ross	Stephen Schlegel	Dr. Delos (Toby) Cosgrove	Deborah Jackson	Rob Webb	Rivka Goldwasser
Healthcare and Medical Operational Expertise	X	X	X	X	X	X	X	X
Academics and Research					X	X
Corporate Governance		X			X	X	X
Technology & Cybersecurity		X	X
Accounting and Financial Reporting			X	X			X	X
Government and Veteran’s Affairs	X	X			X
Regulatory and Compliance					X
Strategy and M&A	X	X	X	X	X	X	X	X
Independence			X	X	X	X	X	X

Director Independence

Under the NYSE listing standards, no director qualifies as “independent” unless the Board affirmatively determines that the director has “no material relationship” with the listed company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company.

Our Board has undertaken a review of the independence of each director. Our Board has determined that Stephen Schlegel, Derek Ross, Dr. Toby Cosgrove, Rob Webb, Deborah Jackson and Rivka Goldwasser do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under applicable NYSE rules. In addition, our Board determined that Dr. Peter Slavin, who will continue to serve as a director until the Annual Meeting, does not have any relationship that interfered with his exercise of independent judgment in carrying out the responsibilities of a director and that he is “independent” as that term is defined under applicable NYSE rules. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Relationships

Drs. Ido and Roy Schoenberg are siblings, and Dr. Ido Schoenberg and Phyllis Gotlib are married to each other.

Board Leadership Structure

Dr. Ido Schoenberg serves as both the Chairman of our Board and Chief Executive Officer. We do not have a lead independent director. Our Board believes that the current board leadership structure, coupled with a strong emphasis on board independence (with all directors other than Drs. Ido and Roy Schoenberg being independent under NYSE rules), provides effective independent oversight of management and risk management processes while allowing our Board and management to benefit from Dr. Ido Schoenberg’s extensive executive leadership and operational experience.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Attendance at Board and Annual Meetings

During 2025, our Board had 6 meetings, our Audit Committee had 4 meetings, our Compensation Committee had 4 meetings, and our Nominating and Corporate Governance Committee had 2 meetings. In addition to regularly scheduled and special meetings, the Board and its committees routinely hold informal discussions and perform certain actions by written consent. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our Board on which such director served (held during the period of such director’s committee service). Our non-employee directors, all of whom are independent directors, meet in regularly scheduled executive session, typically after a scheduled Board meeting. Our Board has not formally selected a director to preside over either our executive sessions of non-employee directors. Instead, the participating directors designate a presiding director for the session.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage our directors to attend such meetings. All of our directors attended our 2025 annual meeting of stockholders.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which have the composition and responsibilities described below. Our Board may establish other committees to facilitate the management of our business. Copies of the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available via our investor relations website (investors.amwell.com/governance/governance-documents/default.aspx). Members serve on these committees until their resignation or until otherwise determined by our Board.

The following table sets forth the standing committees of our Board and the members of each such committee as of December 31, 2025, other than Dr. Peter Slavin who, as previously disclosed, will not seek re-election at the Annual Meeting:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Derek Ross	Member	—	—
Stephen Schlegel	Chair	Chair	Member
Dr. Delos (Toby) Cosgrove	—	—	Member
Deborah Jackson	—	—	Member
Rob Webb	Member	Member	—
Rivka Goldwasser	Member	—	Chair

Audit Committee

Each member of the Audit Committee meets the requirements for independence under NYSE listing standards and Rule 10A-3 under the Exchange Act. Each member of our Audit Committee is financially literate. In addition, our Board has determined that each of Derek Ross, Rivka Goldwasser and Rob Webb is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on our audit committee financial expert any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board. Our Audit Committee is directly responsible for, among other things:

•
selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•
ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•
establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•
considering the adequacy of our internal controls and internal audit function;
•
reviewing material related party transactions or those that require disclosure; and
•
approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Each member of the Compensation committee meets the requirements for independence under NYSE listing standards and Rule 10C-1 under the Exchange Act and is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee is responsible for, among other things:

•
reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;
•
reviewing and recommending to our Board the compensation of our directors;
•
administering our stock and equity incentive plans;
•
reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans;
•
reviewing our overall compensation philosophy;
•
in consultation with our co-Chief Executive Officers, periodically reviewing our management succession planning;
•
approving this Executive Compensation section; and
•
overseeing the administration of, and as appropriate, the enforcement of our clawback policy.

The Compensation Committee may delegate any of its responsibilities to subcommittees or the chair of the Committee and has delegated to our Chief Executive Officer the authority to make grants of equity awards to individuals who are not subject to Section 16 of the Exchange Act, pursuant to its Delegation Policy.

For a description of the role of our executive officers and independent compensation consultant in determining or recommending the amount or form of executive and director compensation, see “Director Compensation” and “Executive Compensation.”

Nominating and Governance Committee

Each member of the Nominating and Governance Committee meets the requirements for independence under NYSE listing standards. Our nominating and governance committee is responsible for, among other things:

•
identifying and recommending candidates for membership on our Board;
•
reviewing and recommending our Corporate Governance Guidelines and policies;
•
overseeing corporate responsibility initiatives;
•
reviewing proposed waivers of the code of conduct for directors and executive officers;
•
overseeing the process of evaluating the performance of our Board;
•
evaluating director compensation; and
•
assisting our Board on corporate governance matters.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Such risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our Board administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. In addition to oversight of the performance of our external auditors, our Audit Committee also monitors compliance with legal and regulatory requirements, cybersecurity and reviews related party transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines. Each committee regularly provides updates and reports to the Board.

Hedging and Pledging Policy

Our Insider Trading Policy prohibits our directors, officers and employees from engaging in transactions that are designed to hedge or speculate on any change in the market value of our equity securities and prohibits our directors, officers and employees from pledging our securities in any circumstance.

Insider Trading Policy

We maintain insider trading policies and procedures governing the purchase, sale and/or other dispositions of our securities by directors, officers and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable stock exchange listing standards. A copy of our insider trading policy was filed as exhibit 19.1 to our Annual Report. In addition, it is our policy to comply with applicable securities and state laws, including insider trading laws, when engaging in transactions in our securities.

Director Nomination Process

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating potential director candidates. In its evaluation of such candidates, including the current directors eligible for re-election, our Nominating and Corporate Governance Committee will consider the current size of our Board, the expertise of our current directors and the needs of our business going forward.

Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, experience of particular relevance to us and the Board, accomplishments, superior credentials, independence, area of expertise, diverse backgrounds, and the highest ethical and moral standards. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company.

After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for selection. Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders. The Nominating and Corporate Governance committee will evaluate such recommendations in accordance with the regular director nominee criteria described above. A stockholder that wants to recommend a candidate for consideration by our Nominating and Corporate Governance Committee should direct the recommendation in writing to the Company, attention of the Head of Legal at American Well Corporation, 75 State Street., Ste 100, Boston, MA 02109. The recommendation must include the candidate’s name, age, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of our capital stock. Such a recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our Board.

Communications with Our Board

Stockholders and other interested parties may communicate with our Board, our non-employee directors as a group or any of our directors by sending written communications addressed to our Head of Legal at American Well Corporation, 75 State Street, Ste 100, Boston, MA 02109. Each communication will be reviewed by our Head of Legal to determine whether it is appropriate for presentation to our Board or the applicable director(s). The purpose of this screening is to allow our Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries).

Controlled Company

We are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”). Drs. Ido and Roy Schoenberg hold 51% of the total combined voting power of our outstanding common stock and have agreed to vote as a group. We do not rely on any exemptions from the corporate governance standards available to controlled companies.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

All of our non-employee directors are eligible to receive compensation for their service on our Board. Board members who are also our employees are not paid any additional compensation for their service on our Board.

The Board’s non-employee director compensation policy is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. The Board may amend, modify or terminate the policy at any time. The policy is reviewed annually by the Compensation Committee and the full Board with reference to the policies of each of the members of a peer group of similar companies selected by the Compensation Committee in consultation with Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), its independent compensation consultant.

The compensation for services is based on the director compensation policy, under which our non-employee directors are eligible to receive annual cash retainers and restricted stock unit (“RSU”) grants, as follows: (i) annual cash retainer of $75,000 and $5,000 annually in addition to the annual retainer for serving as a Board Chair for one of the following; the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, paid in quarterly installments in arrears, (ii) an initial RSU grant with a fair market value of $300,000 to be made in connection with the director’s appointment to the Board (or, if such director is appointed on the date of our annual meeting of stockholders, $450,000) (“Initial RSUs”), which vests in equal annual installments over three years, and (iii) an annual RSU grant with a fair market value of $150,000 and a grant of $25,000 annually for serving as a Board Chair for one of the following; the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be made in connection with our annual meeting of stockholders (“Annual RSUs”), which vests on the earlier of:

(A) the day immediately preceding the date of our first annual meeting of stockholders following the date of grant; or

(B) the first anniversary of the date of grant.

The value of Initial RSUs and Annual RSUs is determined using the closing price of the Company’s Class A common stock on the NYSE on the date of the award. The Board has reserved discretion under the policy to grant all or a portion of the foregoing equity awards in any combination of equity-based awards available for grant under the 2020 Equity Plan or any other applicable equity incentive plan maintained by the Company at the time of grant.

Non-Employee Director Compensation

The following table sets forth information concerning the compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stephen Schlegel	$85,000	$205,291	$290,291
Derek Ross	$75,000	$153,967	$228,967
Peter Slavin	$75,000	$153,967	$228,967
Delos Cosgrove	$75,000	$153,967	$228,967
Deborah Jackson	$75,000	$153,967	$228,967
Rob Webb	$75,000	$153,967	$228,967
Rivka Goldwasser	$80,000	$179,629	$259,629

(1) Represents the aggregate grant date fair value of RSUs that were granted during the year referenced, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSU awards are described in Note 14 to our audited consolidated financial statements included in our Annual Report. The table below shows the number of option awards (all of which are fully-vested) and unvested stock awards that were outstanding and held by each of our non-employee directors as of December 31, 2025.

Name	Stock Options (#)	Unvested Stock Awards (#)
Stephen Schlegel	—	27,855
Derek Ross	—	20,891
Peter Slavin	15,100	20,891
Delos Cosgrove	13,200	20,891
Deborah Jackson	—	20,891
Rob Webb	—	20,891
Rivka Goldwasser	—	52,905

Non-Employee Director Stock Ownership Guidelines

We implemented stock ownership guidelines as we believe stock ownership is an important tool to strengthen the alignment of interests among our executive officers, non-employee directors and our stockholders. Each non-employee director is required to hold Company stock with a value equal to five (5) times his/her annual cash retainer. Each non-employee director will have five (5) years from the date of the adoption of these guidelines or their subsequent initial appointment to the Board to comply with the guidelines. After the initial five-year phase-in period, compliance with the ownership guideline will be measured on December 31 of each year. For purposes of measuring compliance with these guidelines, time-based restricted stock units (whether or not vested) and Company stock owned directly, or beneficially owned by the non-employee director or the non-employee director’s family members, will count toward the non-employee director’s stock holdings. Unexercised stock options, including vested in-the-money options, and performance-based restricted stock/restricted stock units that are unearned (i.e., performance-based awards for which the applicable performance conditions have not been satisfied) are not counted for purposes of compliance. All non-employee directors were compliant with these guidelines as of December 31, 2025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy Concerning Related Person Transactions

Our Board has adopted a written policy, which we refer to as the related person transaction approval policy, for the review of any transaction, arrangement or relationship in which we are a participant, if the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our total equity (or his or her immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to the chairman of our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider relevant facts and circumstances. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction; provided, however, that such Audit Committee member may be counted in determining the presence of a quorum at the meeting of the Audit Committee at which such transaction is considered. If we become aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the Audit Committee. The Audit Committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the Audit Committee to consummate a related person transaction, the chairman of the Audit Committee may approve such transaction in accordance with the related person transaction approval policy. Any such approval must be reported to the Audit Committee at its next regularly scheduled meeting.

We describe below transactions and series of similar transactions, during our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•
the amounts involved exceeded or will exceed $120,000 or 1% of the average total assets as of the end of the two prior fiscal years; and

•
any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described herein, since January 1, 2025, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Directors Compensation” and “Executive Compensation”.

Provision of Telehealth Services

We contract with and provide telehealth services to certain affiliated parties, including Cleveland Clinic. For additional information, see Note 17 to our audited consolidated financial statements included in our Annual Report.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that the Company shall hold harmless and indemnify each indemnitee against all expenses and losses actually and reasonably incurred by him or her by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case, to the fullest extent permitted under the DGCL.

Transactions with Others

Dr. Ido Schoenberg’s son, Dan Wahrhaft, is employed with the Company as Vice President, Sales & Account Management. Mr. Wahrhaft received aggregate compensation, inclusive of his base salary, bonus, equity awards granted and Company contribution under the Company’s defined contribution retirement plan, of $229,165 for his employment in the year ended December 31, 2025.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and their respective ages as of March 31, 2026.

Name	Age	Position
Ido Schoenberg, MD	61	Chairman, Chief Executive Officer
Roy Schoenberg, MD, MPH	58	Executive Vice Chairman
Phyllis Gotlib	69	President, International
Mark Hirschhorn	61	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Dmitry (Dan) Zamansky	42	Executive Vice President, Chief Product and Technology Officer

For the biographies of Drs. Ido Schoenberg and Roy Schoenberg, see the section titled “Board of Directors and Corporate Governance—Continuing Directors.”

Phyllis Gotlib, President, American Well International

Since January 2018, Ms. Gotlib has led Amwell’s international operations. Prior to joining Amwell, Phyllis was Executive Partner at Flare Capital. She also served as co-founder and CEO of iMDsoft, a disruptive clinical information technology company that created innovative, market-leading solutions to streamline and optimize hospitals’ high-acuity care. Phyllis led iMDsoft from inception through its exponential international growth and ultimately to its acquisition by TPG Growth in 2012. Prior to iMDsoft, she founded PS Gluck, a lucrative diamond trade company which she managed for many years with her partner in the Israeli Diamond Exchange (IDE). After her departure from PS Gluck, Phyllis joined Tactic Capital Markets (TCM), a boutique investment firm, as a managing partner. At TCM, Phyllis began to focus on healthcare investments. In addition to her business ventures, Phyllis is an active philanthropist and social activist. She holds leadership roles on various not for profit organizations including Zahal Disabled Veterans Organization (ZDVO) and the Israel American Council (IAC). Phyllis works closely with Flare Capital’s entrepreneurs, providing deep healthcare technology insights and experience to support portfolio companies to become market leaders.

Mark Hirschhorn, Chief Financial Officer and Chief Operating Officer

Since October 2024, Mr. Hirschhorn has served as our Chief Financial Officer and in December 2024 he also took on the role of Chief Operating Officer. Prior to joining Amwell, Mr. Hirschhorn served as the CFO of TapestryHealth where he served as CEO and formerly on its Board of Directors. Prior to that, he spent seven years at Teladoc Health, contributing as CFO and COO, and helping to successfully grow the company while establishing virtual care as a trusted healthcare delivery arm. He also played a pivotal role in the growth and strategic repositioning of Talkspace as its president and COO. Mr. Hirschhorn has also held CFO positions at several companies across technology, telecommunications, and life sciences companies. Mr. Hirschhorn is on the Board of NextCare, one of the nation’s largest providers of urgent care. He holds a B.A and MBA from Rutgers University.

Dan Zamansky, Chief Product and Technology Officer

Since March 2025, Mr. Zamansky has served as our Chief Product and Technology Officer. Prior to joining Amwell, Mr. Zamansky served for eleven years in a number of leadership roles in product management, engineering and technology at Amazon. Mr. Zamansky founded and led AWS Health AI, Amazon’s cloud AI initiative in healthcare and life sciences, overseeing the effort to democratize access to cutting edge AI technology to healthcare customers via Amazon Web Services. He also served as Head of Product for Amazon ElastiCache, a cloud in-memory data store, and as General Manager of core platform services at Amazon Advertising. Prior to Amazon, Mr. Zamansky held business and technical positions across healthcare and telecommunications industries. Mr. Zamansky holds an MBA specializing in Healthcare from UNC Chapel Hill, and a BSc in Electrical Engineering from the Technion, Israel Institute of Technology.

EXECUTIVE COMPENSATION

This section discusses the principles and objectives underlying our policies and decisions with respect to the compensation of our named executive officers (“NEOs”), as well as other material factors relevant to an analysis of these policies and decisions regarding our 2025 executive compensation program. This executive compensation section is intended to be read in conjunction with the tables that immediately follow this section, which provide further compensation information for the following NEOs:

Name	Position
Ido Schoenberg, MD	Chairman, Chief Executive Officer (CEO)
Mark Hirschhorn	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Dmitry (Dan) Zamansky(1)	Executive Vice President, Chief Product and Technology Officer

(1) Mr. Zamansky joined the Company as an executive officer on March 3, 2025.

See “Compensation Program Components – Leadership Transitions Effective in 2025” for further information regarding our 2025 leadership transitions.

The primary objectives of our executive compensation program are to attract and retain key executives who are able to contribute to our long-term success, maintain a pay-for performance compensation program that will fairly compensate our executives and employees and align our executives' long-term interests with our stockholders by incentivizing performance with clearly defined corporate goals and achievement of stated business objectives. This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each element of compensation provided. In addition, it explains how and why the Compensation Committee (for purposes of this Executive Compensation section, the compensation tables and related information that follows and Proposal No. 3, the “Committee”) arrived at the specific compensation policies and decisions involving our NEOs in respect of 2025.

2025 Support for the Company’s Executive Compensation Program

We held our advisory vote on executive compensation at our 2025 annual meeting of stockholders. Although this vote on compensation, known as the “say-on-pay” vote, is advisory and not binding on the company, the Committee and the Board value the opinions of stockholders and review the voting results in connection with their ongoing evaluation of our compensation philosophy and compensation decisions.

At our 2025 annual meeting of stockholders, we received the support of approximately 97% of the votes cast on our say-on-pay proposal. The Committee viewed the results of the 2025 say-on-pay vote as evidence that a substantial majority of stockholders are aligned with our executive compensation program. The Board and the Committee will continue to carefully consider the results of any say-on-pay vote in the future.

Compensation Philosophy and Objectives

Compensation Philosophy

The Committee believes that a well-designed compensation program should align the NEOs’ interests with Company growth and stockholder returns. Specifically, the Committee believes that the program should support and incentivize the executive team to ensure the Company’s achievement of its primary business goals and allow the Company to attract and retain executives whose talents, expertise, leadership and contributions are expected to build and sustain growth in long-term stockholder value. As a result, we maintain a strong pay-for-performance orientation in our compensation program.

To achieve these objectives, the Committee regularly reviews our compensation policies and overall program design to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our executives and directors is fair, reasonable and competitive for our size and stage of development.

Compensation Objectives

•
Pay for performance: Reward achievement of business objectives. Our mission is to connect and enable providers, insurers, patients and innovators to deliver greater access to more affordable, higher quality care. We have developed a robust strategy to accomplish this mission.

The Committee has designed our executive compensation program to motivate our executive officers to achieve these business objectives by closely linking the value of the compensation our executives earn to our performance relative to these business objectives. Specific metrics are chosen by the Committee to incentivize performance that supports and advances our short- and long-term strategic and business objectives and the creation of stockholder value.

•
Align the interests of our executive officers and employees with those of our stockholders; Foster an ownership culture. Equity-based compensation constitutes a significant portion of our executive officers’ overall compensation. The Committee uses equity, when appropriate, as the vehicle for long-term incentive opportunities to motivate and reward executive officers to (i) achieve multi-year strategic goals and (ii) deliver sustained long-term value to stockholders.

The Committee believes using equity for the long-term incentives creates strong alignment between the interests of executive officers and the interests of our stockholders because it gives executive officers and stockholders a common interest in stock price performance. Granting equity also fosters an ownership culture among executive officers by making them stockholders with a personal stake in Amwell’s growth and success.

•
Attract, retain and motivate talented individuals with market competitive compensation. Our people are vital to our success. In our industry, we face a competitive market for executive talent. We seek executive officers and managers who have substantial experience, expertise and demonstrate capabilities. We have structured our compensation program to ensure we are able to attract and retain the talent necessary for us to achieve our business goals.

Components of Executive Compensation

The Committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What We Do
Pay for Performance	A material portion of total executive compensation is variable and at-risk.

Balance Short- and Long-Term Compensation	The allocation of incentives does not over-emphasize short-term performance at the expense of achieving long-term goals.

Independent Compensation Consultant	The Committee has engaged an independent compensation consultant to provide information and advice for use in all aspects of compensation-related decision-making.

Peer Data	We identify a peer group of companies based on industry sector, revenue and market capitalization to reference for compensation decisions. Our peer group listing is reviewed on an annual basis.

Cap on Incentive Awards	Our incentive plans have an upper limit on the amount that may be earned and paid.

Robust Stock Ownership and Retention Guidelines

Our executive officers and directors are required to maintain certain levels of stock ownership. We require, for those who have not met their minimum required ownership, that they hold (and not dispose of) a certain number of shares of our common stock acquired through equity awards.

Clawback Policy	We maintain a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements.

What We Don’t Do
No Hedging of Company Securities	We prohibit employees and directors from engaging in hedging or short sale transactions in Company securities.

No Pledging of Company Securities	We prohibit employees and directors from pledging Company securities or placing them in a margin account.

No Excessive Perks	We do not provide large perquisites to executive officers.

No Excise Tax Gross-Ups	We do not provide excise tax gross-ups.

Compensation Determination Process

Role of the Compensation Committee

The Committee establishes, reviews and approves our compensation philosophy and objectives; determines the structure, components and other elements of executive compensation; and reviews and approves the compensation of the NEOs or, in the case of the CEO, recommends it for approval by the Board. The Committee structures the executive compensation program to accomplish its articulated compensation objectives in light of the compensation philosophy described above.

The Committee obtains input from executive officers regarding the Company’s annual operating plan, expected financial results, and related risks. Based on this information and with the assistance of the Committee’s independent compensation consultant, the Committee establishes annual performance-based metrics and targets under our incentive plan. The Committee sets appropriate threshold and maximum levels of attainment for the performance-based metrics of the annual incentive plan to motivate achievement among our executive officers while mitigating risk-taking behavior. On an annual basis, the Committee reviews the core elements of our executive compensation program to verify that the program aligns with our business strategy. The Committee also recommends changes (as needed) that it believes will drive the creation of stockholder value.

At the beginning of the fiscal year, the Committee evaluates executive officer achievement over the past calendar year relative to previously established and approved performance targets and examines whether it would be appropriate to apply discretion to the initial outcomes in order to take relevant factors into consideration. The Committee then determines the corresponding payouts earned under the performance-based annual incentive plan and for any performance stock units (“PSUs”).

With the recommendations of the CEO, the Committee approves the compensation for all the other executive officers. With respect to compensation of our CEO, the Committee makes recommendations to the full Board.

Role of the Independent Compensation Consultant

The Committee recognizes that there is value in procuring independent, objective expertise and counsel in connection with fulfilling its duties, and pursuant to its charter, the Committee has the authority to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities. The Committee has exercised this authority to engage Aon as an independent compensation consultant, and the Company has provided appropriate funding to the Committee to do so.

The Committee has worked with Aon to develop a peer group, provide a competitive market analysis of the base salary, annual cash incentive awards and long-term incentive compensation of our executive officers compared against the compensation peer group, report on share utilization, and review other market practices and trends.

While the Committee took into consideration the review and recommendations of Aon when making decisions about our executive compensation program, ultimately, the Committee made its own independent decisions in determining our executives’ compensation.

The Committee has assessed the independence of Aon pursuant to SEC and NYSE rules. In doing so, the Committee considered each of the factors set forth by the SEC and the NYSE with respect to a compensation consultant’s independence and reviewed Aon’s own self-evaluation of and conclusion regarding its independence. The Committee also considered the nature and amount of work performed for the Committee by Aon and the fees paid for those services in relation to the firm’s total revenues. Based on its consideration of the foregoing and other relevant factors, the Committee concluded that there were no conflicts of interest, and that Aon is independent.

Compensation Peer Groups and Peer Selection Process

The Committee believes relevant market and benchmark data provide a solid reference point for making decisions and very helpful context, even though, relative to other companies, there are differences and unique aspects of the Company. The Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other, comparable peer companies, as derived from public filings and other sources when making decisions about the structure and component mix of our executive compensation program.

The Committee, with the assistance of Aon, developed an updated peer group in October 2024 for use in connection with decisions about 2025 executive compensation. The Committee used the following criteria in selecting a peer group: sector (technology and health care technology), trailing twelve months of revenue (0.5x to 2.5x the Company’s revenue, oriented toward high growth) and market capitalization (0.5x to 5.0x the Company’s market cap). Beyond those criteria, in reviewing the peer group, Aon recommended, and the Committee agreed, to consider maintaining historical consistency in the peer group barring substantial changes in the size or business of the peer company and recognized that existing companies that fall outside the selection criteria may nonetheless be considered important in the existing peer group when considered as a strong talent and business profile comparator.

Based on these criteria and considerations, the Committee approved a peer group that consisted of the following 15 companies:

Accolade, Inc. (Nasdaq: ACCD)	GoodRx Holdings, Inc. (Nasdaq: GDRX)	Omnicell, Inc. (Nasdaq: OMCL)	Talkspace, Inc. (Nasdaq: TALK)
Certara, Inc. (Nasdaq: CERT)	Health Catalyst, Inc. (Nasdaq: HCAT)	Phreesia, Inc. (NYSE: PHR)	Teladoc Health, Inc. (NYSE: TDOC)
Definitive Healthcare Corp. (Nasdaq: DH)	LifeStance Health Group, Inc. (Nasdaq: LFST)	Progyny, Inc. (Nasdaq: PGNY)	TruBridge, Inc. (Nasdaq: TBRG)
Doximity, Inc. (NYSE: DOCS)	LivePerson, Inc. (Nasdaq: LPSN)	Schrödinger, Inc. (Nasdaq: SDGR)

Based on the peer analysis performed by Aon for the 2025 executive compensation in October 2024, the Committee adopted the same peer group as the prior year except that NextGen Healthcare, Inc. and Sharecare, Inc. were removed because they were acquired, and Computer Programs and Systems, Inc. changed its name to Trubridge, Inc. on March 4, 2024. The Committee believes that the compensation practices of the above listed peer group provided us with appropriate compensation reference points for evaluating and determining the compensation of our NEOs for 2025. Consistent with best practices for corporate governance, the Committee reviews our peer group annually.

In addition to the peer group criteria above, the Committee also references general and specific industry surveys from other sources. The market data is used as a reference point and provides information on the range of competitive pay levels and current compensation practices in our industry.

Role of the CEO

At the start of 2025, the Committee worked with our CEO, Dr. Ido Schoenberg, to set the target compensation for each of our other NEOs. As part of this process, the CEO evaluated the performance of the other executive officers and made recommendations to the Committee in the first quarter of the year regarding the compensation of each other executive officer.

The Committee gives significant weight to the recommendation of the CEO in light of his familiarity with the day-to-day performance of these officers. Nevertheless, the Committee makes the ultimate determination regarding the overall compensation for the executive officers.

Dr. Ido Schoenberg and Ms. Gotlib are married to each other. The Committee has strict protocols to avoid conflicts of interest and to maintain confidentiality in connection with determinations of the compensation of Dr. Ido Schoenberg and Ms. Gotlib.

Compensation Program Components

2025 Components in General

The Company’s executive compensation program consists of three components; base salary, bonus compensation based upon achievement of annual objectives and stock-based equity awards. The Committee utilizes these components, as specifically set forth below, in order to achieve its executive compensation program objectives. Through regular reviews, the Committee verifies that each executive officer’s total compensation is consistent with its compensation philosophy.

Element	Description	Additional Detail
Base Salary

Fixed cash compensation

Determined based on each executive officer’s role, individual skills, level of experience, demonstrated performance, and current positioning relative to competitive market and internal equity.

Base salaries are intended to provide guaranteed cash compensation to executive officers, allowing us to attract and retain skilled executive talent and maintain a consistent, stable leadership team.

Short-Term Incentives: Annual Cash Incentive Opportunities	Variable cash compensation based on the level of achievement of certain pre-determined annual performance objectives. Target bonus award is capped as a fixed percentage of base salary.

Annual cash incentive opportunities are designed to align our executive officers focus and efforts with achieving our short-term goals; payout levels are generally determined based on actual financial results and the level of achievement of personal performance milestones.

Element	Description	Additional Detail
Long-Term Incentives: Equity-Based Compensation

Variable equity-based compensation.

Performance Stock Units (PSUs):

performance-based restricted stock units were granted to our CEO in 2025, using adjusted EBITDA and operating cash flow as the performance metrics.

Restricted Stock Units (RSUs): Restricted stock units that are time-based.

Equity-based compensation is designed to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders, as well as to attract and retain executive officers for the long term.

Base Salary

Base salaries provide fixed cash compensation to executive officers. Base salaries are individually determined according to each executive officer’s areas of responsibility, specific role(s), level of experience, individual skill set and demonstrated achievement in addition to overall market factors. Maintaining competitive, market-based salaries helps us to attract and retain the executive talent needed to lead the business and maintain a stable leadership team.

From time to time, the Committee might consider and approve base salary adjustments for executive officers. The main considerations for salary adjustments are similar to the criteria outlined above which affect initial base salary recommendations. Additionally, other considerations may also include changes in the competitive market, changes of role or responsibilities, or recognition for individual achievements.

For 2025, the Committee did not make any changes to the base salaries of the CEO or Mr. Hirschhorn. Mr. Zamansky's base salary was established when he became the Company's Chief Product and Technology Officer effective March 3, 2025.

NEO	2025 Base Salary ($)(1)	2024 Base Salary ($)(1)	% Change
Ido Schoenberg	$650,000	$650,000	0%
Mark Hirschhorn	$575,000	$575,000	0%
Dan Zamansky	$485,000	$-	N/A

(1) Amounts shown are the annual base salary rate in effect at year-end.

For newly-hired executive officers, as Mr. Zamansky was in 2025, the Committee establishes initial base salary through arm’s-length negotiations at the time the executive officer is hired. Initial base salaries, consider the specific position and market conditions in addition to the executive’s experience, qualifications and prior compensation levels.

Annual Incentive Plan

The annual incentive plan for executive officers is a cash plan that rewards NEOs for the achievement of key short-term objectives that the Committee views as key milestones in the execution of our overall business strategy, with the ultimate goal of increasing stockholder value.

For the NEOs, the amount of the payout, if any, under the annual incentive plan is based on achievement against two categories of performance measures: a Corporate Funding Performance Factor and a Personal Factor Multiplier.

Target Opportunities

The Committee determines the annual target incentive compensation opportunity, expressed as a percentage of base salary, for each NEO (the CEO's annual target incentive compensation opportunity is ultimately approved by the Board). In setting target incentive percentages, factors considered include, among others, the incentive levels for NEOs at our peer group companies and the percentage of total direct compensation represented by the annual incentive.

The amounts shown in the table below reflect the 2025 Target Annual Incentive Opportunities initially established by the Committee for each named executive officer:

NEO	2025 Target Annual Incentive Plan Opportunity as a % of Base Salary
Ido Schoenberg	150%
Mark Hirschhorn	125%
Dan Zamansky(1)	100%

Corporate Funding Performance Factor

The amount of the annual incentive plan payout, if any, is based in part on our achievement against financial measures. The Committee selected two financial measures for this year’s annual incentive opportunity, consisting of 2025 Company revenue and 2025 adjusted EBITDA each weighted at 50% of the total bonus opportunity.

Given the Company’s stage of development, the Committee emphasized revenue growth and market share as the highest priorities. We derive revenue from the use of our enterprise platform and software as a service in the form of recurring subscription fees, and related services and Carepoint sales. We also generate revenue from the performance of AMG (our independent clinical services partner) patient visits. We empower our clients with our enterprise platform and software as a service solution that enables hybrid care delivery by offering our clients products to help weave digital care across all care settings. Amwell determined that growing the business through incentivizing the acquisition of new customers and selling additional modules and products to existing customers was critical for our success, as well as the success of our clients and patients.

Target, Threshold and Maximum Corporate Funding Performance Levels

The Committee set the performance metric targets at levels that it considered rigorous and challenging in addition to consideration of relevant risks and opportunities. More specifically, the Committee reviewed the relevant financial objectives set as a result of the detailed budgeting process and assessed various factors related to the achievability of these budget targets, including projected growth of the overall market, the risks associated with various macroeconomic factors, including the effects of inflation and rising interest rates, and the risks of achieving specific actions that underlie the targets and the implied performance relative to prior years.

Considering these factors, the Committee set the 2025 annual incentive plan target for revenue at $255 million. The Committee established the targets for adjusted EBITDA of ($55) million. Both of these stated targets reflect levels that the Committee believed would reflect significant achievement against stated commitments as well as progress towards increasing stockholder value.

Having set these targets, the Committee also set the threshold and maximum performance levels. For 2025, the Committee set the threshold for payment of any annual incentives at approximately 95% of the revenue target and at 91% of the adjusted EBITDA target. The Committee set the maximum level payment for the revenue metric at 125% of target and the maximum level for adjusted EBITDA attainment at 125% of target, each of which were levels that presented a significant challenge requiring exceptionally strong performance.

Corporate Achievement Level

The table below reflects the threshold, target and maximum for each of the two metrics and the bonus pool funding:

Performance Metric	Below Threshold ($/%)	Threshold ($/%)	Target ($/%)	Maximum ($/%)	Actual Result ($/%)	Achievement vs. Target
Revenue (in millions)	<243.0	243.0	255.0	268.0	249.3	97.8%
Percentage of Target Performance	<95%	95.0%	100.0%	105.0%
Bonus Pool Funding (Weighted 50%)	0.0%	50.0%	100.0%	125.0%		41.1%

Adjusted EBITDA (Loss) (in millions)	<(60.0)	(60.0)	(55.0)	(41.0)	(39.9)	127.5%
Percentage of Target Performance	<91.0%	91.0%	100.0%	125.5%
Bonus Pool Funding (Weighted 50%)	0.0%	60.0%	100.0%	125.0%		62.5%

Personal Factor

Under our annual incentive plan, the Committee also considers a personal factor in determining the payout to each NEO. For 2025, the personal factors for the CEO and CFO were the same as the Company’s corporate performance metrics, given the nature of their roles.

In 2025, Mr. Zamansky was the only NEO whose annual incentive plan bonus was measured under the personal factor. The personal factor for Mr. Zamansky was designed to align with the Company's strategic and operating initiatives. In general, the Committee determines personal factor achievement based on the attainment of select Objectives and Key Results (OKRs) that are aligned with Company and department OKRs. The resulting personal factor is subsequently expressed as a percentage, with a maximum of 125%. Attained personal factor achievement is then applied, along with the corporate component, toward bonus pool funding to determine the actual bonus payout for the NEO. For 2025, the Committee determined that Mr. Zamansky's personal factor was achieved at 100%.

NEO	Objectives and Key Results
Dan Zamansky	• Build exceptionally talented teams • Deliver a product vision for Amwell • Expand margin through cost efficiency

Final Annual Incentive Plan Payouts

The following table reflects the target bonus opportunity and the resulting payout of the annual incentive for Dr. Ido Schoenberg, Mr. Hirschhorn and Mr. Zamansky:

NEO	Base Salary ($)(1)	Target Opportunity (%)	Target Opportunity ($)	Corporate Funding Performance Factor (%)	Personal Factor (%)	Approved Payout Amount ($)
Ido Schoenberg	$650,000	150%	$975,000	103.6%	N/A	$1,010,100
Mark Hirschhorn	$575,000	125%	$718,750	103.6%	N/A	$744,677
Dan Zamansky	$485,000	100%	$485,000	103.6%	100%	$502,460

(1)
Amounts shown are the annual base salaries in effect at year end.

Long-Term Incentives

The third and generally largest of the main components of our executive compensation program is our long-term incentive opportunity. Our long-term incentive program is designed to create a direct link between payouts and performance, and a strong alignment between the interests of our executive officers and our stockholders.

Our long-term incentives may be provided in the form of cash, equity, or both. Long-term cash incentives align executives’ interests with sustained company performance, while rewarding the achievement of strategic and financial goals that are critical to the company’s long-term success. Long-term equity incentives foster a culture of ownership among our executive officers by providing them with a personal stake as stockholders, thus rewarding them with tangible value for achieving the objectives they are incentivized to meet. Further, both long-term cash and equity incentives promote retention of our executive team who will only receive value if they remain employed by us over the required vesting term.

In 2025, the Committee: awarded our CEO a three-year long-term incentive comprised of RSUs, PSUs and cash; established the performance goal, and certified the earnout, for the second tranche of the CEO’s 2024 long-term cash-based incentive; established the performance goal, and certified the earnout, for a portion of the CFO’s 2024 new hire performance award; and approved a long-term RSU award for the Company’s newly hired Chief Product and Technology Officer. Each of these actions is described in more detail in the sections below.

CEO Cash-Based and Stock-Based Long-Term Incentive Awards

2025 CEO Long-Term Incentive

In August 2025, the Committee recommended, and the Board approved, the grant of a three-year long-term incentive award to our CEO. The award is comprised of RSUs, PSUs and cash, as follows:

Award Type Component	Key Performance Condition	Amount	Performance Determination	Vesting	Target Value
Time-based RSUs	Continued service	50,000 RSUs	N/A	Vests in three equal annual installments on the anniversary of the grant date, subject to continued service	$400,000

Cash and PSUs (“Annual Performance Measures”)	Three one-year performance periods, with performance metrics established by the Committee on an annual basis from 2025 through 2027	$1 million cash and 100,000 PSUs One-third of the total (i.e., $333,333 and 33,333 PSUs) may be earned for each year in the performance period	Performance is determined based on preset goals after the end of each year in the performance period Any PSUs that are not earned for the year are immediately forfeited	Subject to continued service, PSUs vest and cash is paid in 2028, after the three-year performance period has ended and to the extent performance conditions are met	$1.8 million

Cash and PSUs (“Operating Cash Flow Measures”)

Company Group Operating Cash Flow breakeven or better, either (i) for each fiscal quarter with Operating Cash Flow ≥ $0, and/or (ii) for any four consecutive fiscal quarters in which aggregate Operating Cash Flow is ≥ $0

$1 million cash and 100,000 PSUs.

One-sixth of the total (i.e., $166,667 or 16,667 PSUs) may be earned for each fiscal quarter in which the quarterly goal is achieved

Additionally, if the four-consecutive-fiscal-quarter period goal is achieved at any time, then any remaining amount will be earned

			Performance is determined at the end of each calendar quarter in the performance period	PSUs vest and cash paid after performance condition is met following the close of the fiscal quarter and any audit or review of the quarterly financial statements is completed	$1.8 million

For 2025, the Committee established a performance goal for the Annual Performance Measures based on the Company’s adjusted EBITDA. Adjusted EBITDA is measured in the same way that was previously disclosed in our 10-K filings. The Board approved adjusted EBITDA as the performance measure because it aligns with our critical strategic priorities of improving profitability and controlling expenses. The 2025 goal required achievement of adjusted EBITDA of $(50) million or better for the fiscal year. This goal was achieved as the Company’s adjusted EBITDA was $(39.9) million. As a result, Dr. Ido Schoenberg earned $333,333 under the annual goal bonus and 33,333 annual goal PSUs for 2025. The award will be payable to Dr. Ido Schoenberg in early 2028, subject to his continued employment through such date.

The Committee selected operating cash flow as a key performance measure because it demonstrates our ability to generate sufficient cash from operations to support the Company’s strategy and long-term value creation. The Company did not achieve operating cash flow at or above $0 for any quarter during 2025. Accordingly, no amounts were earned under the Operating Cash Flow Measures, either as cash or in PSUs, for 2025. Any or all of the Operating Cash Flow Measures may still be achieved for the remaining two years in the performance period.

2024 CEO Cash-Based Long-Term Incentive – Second Tranche

As disclosed in last year’s proxy statement, in August 2024, the Committee recommended, and the Board approved, the grant of a cash-based long-term incentive opportunity award to our CEO. The award is potentially payable in three equal installments of $1 million, in each of March 2025, 2026 and 2027, subject to the Company’s achievement of performance goals for the respective prior year performance period as specified by the Committee, and subject in each case to the CEO’s continued employment through the applicable payment date.

For the tranche corresponding to the 2025 performance period, the Committee established a performance goal based on the Company’s adjusted EBITDA. The Board selected adjusted EBITDA as the measure, because it is aligned with our critical strategic priorities of profitability and controlling expenses. In 2025, the specific goal was established as attainment of adjusted EBITDA of $(50) million or better for fiscal 2025.

As noted above, adjusted EBITDA was used as a metric in both the second tranche of the 2024 CEO Cash-Based Long-Term Incentive and in the 2025 CEO Long-Term Incentive Award. The Company’s multi-year strategic and financial plan is built around improving adjusted EBITDA, and using this metric in both PSU cycles reinforces consistent execution of that plan. For these years, the Committee approved the same adjusted EBITDA performance goals. However, the adjusted EBITDA goals are challenging and rigorous.

In February 2026, the Committee determined that the goal associated with the second tranche of CEO’s 2024 long-term incentive award was met because the Company's adjusted EBITDA for 2025 was $(39) million. As a result, $1 million was paid to the CEO in February 2026.

CFO New Hire Performance Grant

One of the components of Mr. Hirschhorn’s new hire award under his October 2024 employment agreement was a long-term incentive award with a potential opportunity to earn $5 million over a four-year period in substantially equal annual installments on the first four anniversaries of his start date.

This award is conditioned on (i) his continued employment through the applicable vesting date; and (ii) achievement of specified performance targets, including adjusted EBITDA targets and appreciation of Company valuation targets, in each case, as determined by the Board or the Committee in its sole discretion. Under the terms of the employment agreement, any vested amounts are settled in cash unless otherwise directed by the Board.

In February 2025 the Committee established the performance targets for the first performance-based award. In October 2025, the Committee approved payment of the first tranche of $1.25 million based on the Company’s attainment of established 2025 performance goals which were (i) an increase in stock valuation by at least 33%, which was achieved in February 2025; (ii) revenue of $245 million which was achieved, and (iii) adjusted EBITDA target of $(50) million which was achieved at approximately $(48) million.

Chief Product and Technology Officer’s New Hire RSU Award

One of the components of Mr. Zamansky’s new hire award under his February 2025 employment agreement was an RSU grant with a target value of $2.5 million. Under the terms of this award, 25% of the RSU award vested six months following the grant date and the remaining 75% vests in substantially equal quarterly installments through the four-year anniversary of the grant date.

Other Elements of Compensation

Employee Stock Purchase Plan

Under the terms of our 2020 Employee Stock Purchase Plan (the “ESPP”), eligible employees are provided the opportunity to purchase shares of our Class A common stock through the exercise of stock options granted during offering periods established by the administrator based on participants’ applied payroll deductions of up to a fixed dollar amount or percentage of their eligible compensation. The purchase price per share of our Class A common stock will equal 85% of the lower of either (a) the Common Stock’s fair market value on the first trading day of an offering period (in either case, the “enrollment date”) or (b) the Common Stock’s fair market value on the applicable “purchase date” of the offering period. The CEO is not an eligible employee under the ESPP.

Retirement Benefits

We maintain a tax-qualified defined contribution plan (the “401(k) Plan”), in which our employees, including our named executive officers, are eligible to participate. Under the 401(k) Plan, participants may defer a portion of their annual compensation on a pre-tax or after-tax Roth basis. In addition, we make a matching contribution of up to 3% of a participant’s contribution subject to IRS contribution limits.

We do not provide a pension plan for employees (other than as may be statutorily required by applicable law) and none of our named executive officers participate in a non-qualified deferred compensation plan.

Employee Benefits

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•
medical, dental and vision benefits;
•
short-term and long-term disability insurance; and
•
life and accidental death and dismemberment insurance.

We also provide supplemental short-term disability coverage to our NEOs in addition to the short-term disability coverage provided to our full-time employees generally.

We believe the benefits and limited perquisite described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Change in Control and Severance Arrangements

As further described immediately below, we believe that the possibility of a change in control creates uncertainty for our executive officers regarding their continued employment because such transactions frequently result in senior management changes. Change in control protections help to alleviate these concerns, allowing each executive to focus their attention on growing our business. In addition, these protections encourage executives to remain employed with us during the threat or negotiation of a change in control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction.

We also believe that protection against an involuntary termination (even outside of the change in control context) helps us remain competitive given the challenge of recruiting qualified individuals to fill our senior executive roles. Pursuant to our employment arrangements with each of our NEOs, if we terminate the employment of such executive for reasons other than for “Cause” (including such executive’s death or permanent disability), or if such executive resigns for “Good Reason”, then he or she will be eligible to receive certain cash severance, bonus and other benefits, with such enhanced benefits to include (i) full accelerated vesting of equity based awards if such involuntary termination occurs in connection with a change in control, and (ii) partial accelerated vesting of equity based award if such involuntary termination occurs generally. All such benefits are contingent on execution of a general release of claims by the executive officer in question.

In addition, the CEO will receive accelerated vesting of his equity if we engage in a corporate transaction, as defined under our equity plan, that results in a change in his role in the organization.

We do not provide any excise tax gross-ups to any of our NEOs in the event of a change of control.

Additional details are provided under “Potential Payments Upon Termination or Change in Control” below.

Additional Compensation Policies and Practices

Clawback Policy

Amwell has adopted an incentive-based compensation recoupment policy as required under the SEC regulation that implements the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related NYSE listing standard. The policy generally requires that the Company recoup incentive compensation, which is defined as compensation granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, if the Company is required to restate its financial results due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws. Consistent with these requirements, the Company will seek recovery of erroneously awarded incentive-based compensation received by current and former executive officers during the three-year period prior to the date the Company is required to prepare an accounting restatement. A copy of the clawback policy is filed as Exhibit 97.1 to our Annual Report on Form 10-K.

Executive Stock Ownership Guidelines

We believe that Amwell and our stockholders are best served when executive officers manage the business with a long-term perspective. As such, we have implemented executive stock ownership guidelines, as we believe stock ownership is an important tool to strengthen the alignment of interests among our executive officers and our stockholders, to reinforce executive officers’ commitment to us and to demonstrate our commitment to sound corporate governance. The current NEOs have five years from the date the ownership guidelines were adopted in October 2022 to comply with the ownership guidelines. Any newly hired or promoted executives will have five years from the date of their hire or promotion to comply with the guidelines. After the initial five-year phase-in period, compliance with the ownership guideline will be measured on March 31 of each year. All of our current executive officers are in compliance with the guidelines or are on track to be in compliance with the guidelines within the five-year period.

Position	Multiple of Base Salary
Chief Executive Officer	6x
Named Executive Officers	2x
Other Executive Officers	1x

For this purpose, time-based restricted stock units (whether or not vested) and Company stock directly or beneficially owned by the executive or the executive’s immediate family members will count for purposes of measuring compliance with the ownership guidelines. Stock options, including vested in-the-money options, and performance-based restricted stock/restricted stock units that are unearned (i.e., performance-based awards for which the applicable performance conditions have not been satisfied) are not counted for purposes of measuring compliance with the ownership guidelines.

Equity Granting Practices

The Committee has not granted stock options in recent years and did not grant stock options in 2025. The Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. Stock options may occasionally be awarded on an off-cycle basis, including to new hires. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation.

Tax Considerations: Section 162(m)

When reviewing compensation matters, the Committee considers the anticipated tax consequences to us (and, when relevant, to our executive officers) of the various payments under our compensation programs. Section 162(m) of the Code generally disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers. The Committee, after considering the potential impact of the application of Section 162(m) of the Code, may provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Ido Schoenberg(5)	2025	$701,755	—	1,294,331	$2,010,100	$155,985	$4,162,171
Chairman, Chief Executive Officer (CEO)	2024	$657,665	—	—	$1,341,250	$116,089	$2,115,004
Mark Hirschhorn	2025	$575,000	—	—	$1,994,677	$10,500	$2,580,177
Executive Vice President, Chief Financial Officer and Chief Operating Officer	2024	$96,385	$500,000	$2,288,043	—	—	$2,884,428
Dan Zamansky	2025	$401,058	$100,000	$2,199,606	$502,560	$10,500	$3,213,724
Executive Vice President, Chief Product and Technology Officer	2024	—	—	$—	—	—	—

(1)
The 2025 amounts reported in this column represent a one-time sign-on bonus paid to Mr. Zamansky under the terms of his employment agreement, paid in connection with his commencement of employment, which is subject to repayment in the event his employment terminates under certain circumstances within one year of his start date.
(2)
The amounts reported in this column represent the aggregate grant date fair value of RSUs and PSUs granted to our NEOs during 2025, as calculated in accordance with FASB ASC Topic 718, which, in the case of PSUs, assumes the highest level of achievement of the performance conditions. The assumptions used in calculating the grant date fair value of the RSU and PSU awards are described in Note 14 to our audited consolidated financial statements, for each year, included in our Annual Report on Form 10-K.
(3)
The amounts in this column represent (i) bonuses earned in respect of annual cash incentives, (ii) for Dr, Schoenberg, a $1 million performance-based incentive award earned in 2025, and (iii) for Mr. Hirschhorn, a $1.25 million performance-based incentive award earned in 2025.
(4)
The amounts in this column represent, for 2025, (i) for Dr. Ido Schoenberg, amounts contributed to his pension and replacement benefits ($43,234), taxes paid on benefits provided ($67,349) and health insurance benefits ($45,402) and; (ii) for Mr. Hirschhorn and Mr. Zamansky 401(k) plan matching contributions ($10,500).
(5)
The amounts paid to Dr. Ido Schoenberg in New Israel Shekel (“NIS”) have been converted into U.S. dollars for purposes of this table using the conversion rate in effect on December 31, 2025, as reported on the Oanda (NIS 0.29: USD $1).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for our named executive officers as of the end of our fiscal year ended December 31, 2025.

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Ido Schoenberg	10/25/2018(2)	88,243	—	$111.20	10/25/2028	—	—	—	—
	8/13/2025(3)	—	—	$—	—	50,000	245,500	—	—
	8/13/2025(4)	—	—	$—	—	—	—	100,000	2,537,500
	8/13/2025(5)	—	—	$—	—	—	—	33,333	163,665
Mark Hirschhorn	11/4/2024(6)	—	—	$—	—	190,670	936,190	—	—
Dan Zamansky	3/3/2025(7)	—	—	$—	—	165,633	813,258	—	—

(1)
Reflects adjustments of the amount of shares underlying, and the exercise prices applicable to, each outstanding equity award in connection with a 1-for-20 reverse stock split effected by the Company on July 2024.

(2)
Reflects grants of nonqualified stock options (“NQSOs”), which vested in full on October 25, 2020. A portion of these stock options were granted as incentive stock options (“ISOs”) and were converted into NQSOs on June 18, 2020.
(3)
Reflects a grant of RSUs which vest 33% on the first anniversary of the grant date and vest in equal annual installments for two years thereafter.
(4)
Reflects a grant of PSUs that have a three-year measurement period and shares vest when certain performance milestones are achieved. The performance-based market condition share award consists of six tranches that become payable upon the achievement of certain performance milestones, subject to the satisfaction of the applicable service vesting conditions. As of December 31, 2025, no performance milestones were met.
(5)
Reflects a grant of PSUs that have a one-year measurement period and shares vest when certain performance milestones are achieved. The performance-based market condition share award becomes payable upon the achievement of certain performance milestones, subject to the satisfaction of the applicable three year service vesting conditions. As of December 31, 2025, no performance milestones were met.
(6)
Reflects a grant of RSUs which vested 25% on the grant date and vest in equal quarterly installments for four years thereafter.
(7)
Reflects a grant of RSUs which vested 25% six months after the grant date and vest in equal quarterly installments for forty two months thereafter.

Potential Payments Upon Termination or Change in Control

In the event of a qualifying termination of employment and/or the occurrence of a change in control of the Company, each of our NEOs is entitled to certain payments and benefits under their employment agreements and their outstanding equity incentive awards, as detailed below.

Dr. Ido Schoenberg

Pursuant to the CEO’s employment agreement dated June 18, 2020, in the event of a termination of the CEO’s employment by us for “Cause” (as defined in the agreement) or by the executive without “Good Reason” (as defined in the agreement), the CEO will be entitled to receive certain accrued compensation and benefits. On a termination of the CEO’s employment due to death or disability, in addition to certain accrued compensation and benefits, the CEO will be entitled to receive, subject to his execution and non-revocation of a release of claims, (i) any earned but unpaid prior year bonuses, (ii) a pro-rata bonus for the year of termination (based on target performance) and (iii) accelerated vesting of outstanding equity awards (with any applicable performance goals achieved at target performance). In the case of a termination of the CEO’s employment upon his retirement, in addition to the accrued compensation and benefits, he will be entitled to receive, subject to his execution and non-revocation of a release of claims, continued vesting of outstanding equity awards.

In the event of a termination of the CEO’s employment by the Company without Cause or by the CEO for Good Reason, he will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to his execution and non-revocation of a release of claims, (i) a pro-rata bonus for the year of termination (based on actual performance at year-end), (ii) three times then-current base salary, paid in equal installments over the 36-month period following the termination date less any amounts contributed to the Managers Insurance and/or Pension Fund under Section 14 of the Israeli Severance Pay Law,(iii) accelerated vesting of all outstanding equity awards (with any applicable performance goals achieved at target performance), and (iv) any outstanding Retention Amount tranches pursuant to the CEO’s retention agreement dated August 15, 2024, . (v) immediate vesting of any RSUs granted as a result of the August 2025 long-term incentive award that are then scheduled to vest within the 18-month period following the termination. (vi) immediate vesting for any earned PSUs granted as a result of the August 2025 long-term incentive award as well as unearned annual goal bonus PSUs and the portion of the annual goal bonus for the year of termination will be eligible to be earned on a pro-rated basis if the relevant performance goals are achieved for that year.

This agreement provides for restrictions on non-competition (during employment and for (A) 24 months following a termination of employment without cause or resignation for good reason or (B) 12 months following any other termination event), non-solicitation of customers and employees (during employment and for 24 months post-termination), confidentiality (in perpetuity) and mutual non-disparagement (in perpetuity).

The August 2025 long-term incentive award also has additional conditions in the instance of a change of control. Specifically, all RSUs issued under this agreement would immediately vest in full. Additionally, unearned annual goal PSUs and any unearned portion of the annual goal bonus will be deemed earned as of the change in control and will become vested on the earlier of March 31, 2028 or the date on which our CEO experiences a good leaver termination.

Mr. Hirschhorn

Mr. Hirschhorn’s employment agreement provides that if his employment is terminated by the Company without “Cause” or by Mr. Hirschhorn with “Good Reason” (each as defined in the applicable employment agreement), Mr. Hirschhorn will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to Mr. Hirschhorn’s execution and non-revocation of a release of claims, (i) a lump sum pro-rata bonus for the year of termination based on actual performance through the termination date (or one year’s target bonus if such termination of employment occurs one month before or within 24 months following a Change in Control (as defined in the employment agreement)), (ii) severance payments in an aggregate amount equal to Mr. Hirschhorn’s base salary, to be paid in equal installments over a one-year period, (iii) each unvested equity award held by Mr. Hirschhorn at the time of termination shall vest as to the portion that would have vested had he remained employed by the Company through the first anniversary of the termination date, and (iv) Company-paid COBRA premiums during the 12-month severance period. In addition, if the involuntary termination of employment occurs one month before or within 24 months following a Change in Control, each unvested equity award held by Mr. Hirschhorn will fully vest at the time of termination (with any applicable performance goals treated as achieved at target levels). To the extent applicable, such payments may be subject to reduction (if such reduction results in Mr. Hirschhorn being in a better after-tax position than if all amounts were paid to Mr. Hirschhorn) so that they will not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code in those circumstances.

The agreement provides for restrictions on non-competition and non-solicitation (during employment and for 12 months following termination event), confidentiality (in perpetuity), assignment of intellectual property rights and mutual non-disparagement (in perpetuity).

Mr. Zamansky

Mr. Zamansky’s employment agreement provides that if his employment is terminated by the Company without “Cause” or by Mr. Zamansky with “Good Reason” (each as defined in his employment agreement), Mr. Zamansky will be entitled to receive, in addition to certain accrued compensation and benefits and any earned but unpaid prior year bonuses, subject to Mr. Zamansky’s execution and non-revocation of a release of claims, (i) a lump sum pro-rata bonus for the year of termination based on actual performance through the termination date and the number of days Mr. Zamansky was employment during such year (or one year’s target bonus if such termination of employment occurs one month before or within 24 months following a Change in Control (as defined in the employment agreement)), (ii) severance payments in an aggregate amount equal to Mr. Zamansky’s base salary, to be paid in equal installments over a one-year period (iii) each unvested equity award held by Mr. Zamansky at the time of termination shall vest as to the portion that would have vested had he remained employed by the Company through the first anniversary of the termination date, and (iv) Company- paid COBRA premiums during the 12-month severance period. In addition, if the involuntary termination of employment occurs one month before or within 24 months following a Change in Control, each unvested equity award held by Mr. Zamansky will fully vest at the time of termination (with any applicable performance goals treated as achieved at target levels). To the extent applicable, such payments may be subject to reduction (if such reduction results in Mr. Zamansky being in a better after-tax position than if all amounts were paid to Mr. Zamansky) so that they will not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code in those circumstances.

The agreement provides for restrictions on non-competition and non-solicitation (during employment and for 12 months following termination event), confidentiality (in perpetuity), assignment of intellectual property rights and mutual non-disparagement (in perpetuity).

Equity Compensation Plan Information

The following table provides information as of December 31, 2025 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column) (#)(2)
Equity compensation plans approved by security holders
2006 Employee, Director and Consultant Stock Plan	340,426	107.43	—
2020 Equity Incentive Plan	979,423	—	1,894,760
ESPP	—	—	301,148
Equity compensation plans not approved by security holders
2024 Inducement Plan	444,375	—	659,181
Total	1,764,224	107.43	2,855,089

(1)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(2)
Our 2020 Plan and ESPP each contain an evergreen provision pursuant to which the number of shares reserved for issuance under that plan will automatically increase on the first day of each fiscal year in accordance with the formula set forth in that plan. Under the 2020 Plan, the number of shares will be increased in an amount equal to the lesser of (i) 5% of the number of outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (ii) such smaller amount as determined by our Board. Under the ESPP, the number of shares will be increased in an amount equal to the lesser of (a) 1% of the number of shares of Class A common stock outstanding as of the effective date of our IPO, (b) 1% of the outstanding number of shares of all classes of our common stock on the final day of the immediately preceding calendar year or (c) such smaller number of shares of Class A common stock as determined by our Board. The number of shares reported in this column excludes the shares that became available for issuance as of January 1, 2026 pursuant to our 2020 Plan and ESPP.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Committee view the link between the Company’s performance and its NEOs’ pay. For additional information on our compensation programs and philosophy and how we design our compensation programs to align pay with performance, see the section titled “Executive Compensation.”

The table below presents information on the compensation of our chief executive officer(s) and our other NEOs in comparison to certain performance metrics for 2025, 2024 and 2023:

	Summary compensation table total for first PEO	Summary compensation table total for second PEO(2)(3)	Compensation actually paid to first PEO	Compensation actually paid to second PEO(2)(3)	Average summary compensation table total for non-PEO NEOs	Average compensation actually paid for non-PEO NEOs(2)(3)	Value of fixed $100 investment based on:	Net Income
Year							Total shareholder return(4)
2025	$4,162,171	$-	$3,770,513	$-	$2,896,950	$2,172,827	$1	$(94,967,000)
2024	$2,115,004	$2,682,079	$587,620	$1,151,329	$4,043,689	$1,524,182	$2	$(212,638,000)
2023	$797,800	$658,400	$(9,131,552)	$(9,270,952)	$3,081,641	$22,839	$6	$(679,200,000)

(1)
Amwell’s first principal executive officer for FY2023 through FY2025 was Dr. Ido Schoenberg. Amwell’s second principal executive officer for FY2023 through FY2024 was Dr. Roy Schoenberg. Amwell’s other, non-PEO, NEOs for FY2023 were Ms. Gotlib, Mr. Shepardson, Mr. Paunovich and Ms. Weiler. Amwell’s other, non-PEO, NEOs for FY2024 were Mr.

Shepardson, Mr. Hirschhorn, Ms. Gotlib, Mr. Knight and Ms. Weiler. Amwell’s other, non-PEO for FY2025 were Mr. Hirschhorn and Mr. Zamansky.
(2)
The below table represents the compensation actually paid calculation detail:

	First PEO - Ido Schoenberg	NON-PEO NEOs
Compensation Element	2025	2025
SCT Reported Total Compensation	$4,162,171	$2,896,950
(i) Aggregate SCT Reported Equity Compensation (-)	$(1,294,331)	$(1,099,803)
(ii) Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	$900,165	$406,629
(iii) Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+)	$-	$(223,084)
(iv) Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	$-	$192,135
(v) Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+)	$2,508	$-
(vi) Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	$-	$-
Compensation Actually Paid Determination	$3,770,513	$2,172,827
(3)
Equity compensation fair value calculated based on assumptions determined in accordance with FASB ASC Topic 718.
(4)
Total shareholder return calculated based on an assumed $100 investment as of September 17, 2020 and the reinvestment of any issued dividends.

Financial Performance Measures

The Committee reviews a variety of Company-wide and individual factors to link executive compensation actually paid with Company and executive performance. The following section provides a description of the relationships between Amwell’s compensation actually paid relative to Amwell’s net income over the last three completed fiscal years.

Additional details on executive compensation actions can be found in this proxy statement and in Amwell’s historical proxy statements.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2026. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2016.

At the Annual Meeting, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by our amended and restated bylaws or other applicable legal requirements. However, our Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our stockholders, such appointment will be reconsidered by our Audit Committee. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2026 if our Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so and is expected to be available to respond to appropriate questions from stockholders.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting on this proposal. Withhold votes will have no effect on the results of this proposal. This is a “routine” matter, and as a result, we do not expect there will be any broker non-votes on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PricewaterhouseCoopers LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2026.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee reviewed and discussed our audited consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC. The Audit Committee also has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2026. Our Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Stephen Schlegel (Chair)
Derek Ross
Rivka Goldwasser
Rob Webb

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP for our fiscal years ended December 31, 2025 and 2024.

	2025	2024
Audit Fees(1)	$2,117,067	$2,083,373
Audit-Related Fees	—	—
Tax Fees(2)	15,870	49,262
All Other Fees(3)	2,125	49,973
Total Fees	$2,135,062	$2,182,608

(1)
Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. This category also includes fees for professional services provided in connection with our secondary offering, including comfort letters, consents and review of documents filed with the SEC.
(2)
Tax Fees consist of fees for tax compliance and tax advice.
(3)
Represent fees billed for the subscription to an online accounting disclosure checklist and research tool

Audit Committee Pre-Approval Policy

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit Committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to PricewaterhouseCoopers LLP in the table above have been pre-approved by our Audit Committee.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Schedule 14A of the Exchange Act, and related SEC rules, Amwell is asking stockholders to approve, on an advisory basis, its executive compensation as reported in this proxy statement. Stockholders are encouraged to read the “Executive Compensation” section of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs.

The Board of Directors has adopted a policy providing for annual “say-on-pay” advisory votes. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, Amwell is asking stockholders to approve the following advisory resolution at the Annual Meeting:

“Resolved, that Amwell’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in “Executive Compensation” and the related compensation tables and narrative disclosure in this proxy statement.”

This proposal is advisory in nature and, therefore, is not binding upon the Committee or the Board of Directors. However, the Committee will carefully evaluate the outcome of the vote when considering future executive compensation decisions. Following this Annual Meeting, we expect to hold the next advisory say-on-pay vote at our 2027 annual meeting of stockholders.

Vote Required

The approval, on an advisory basis, of the compensation paid to our named executive officers requires the affirmative vote of holders of a plurality of the votes of all classes of stock outstanding cast at the Annual Meeting on this proposal. Withhold votes and broker non-votes will have no effect on the results of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN “EXECUTIVE COMPENSATION” AND THE RELATED COMPENSATION TABLES AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Class A, Class B and Class C common stock, as of March 31, 2026 by:

• each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

• each of our executive officers;

• each of our directors; and

• all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 15,011,477 shares of Class A common stock, 1,369,518 shares of Class B common stock and 277,777 shares of Class C common stock outstanding as of March 31, 2026. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights (including restricted stock units and performance stock units) held by such person that are currently exercisable or will become exercisable or will vest and settle within 60 days of March 31, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. This table is based on information supplied by officers and directors and by Schedules 13D, 13G and 13F, if any, filed with the SEC. Unless noted otherwise, the address of all listed stockholders is c/o American Well Corporation 75 State Street, Ste 100, Boston, MA 02109. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned% of Total Voting Power(1)						% of Total Voting Power(1)
	Class A		Class B		Class C
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%
5% Equity Holders
Funicular Funds, LP (2)	810,551	5.4%	—	—	—	—	2.6%
Morgan Stanley(3)	1,174,468	7.8%	—	—	—	—	3.8%
Senvest Management, LLC(4)	737,589	4.9%	—	—	—	—	2.4%
Directors and Executive Officers
Dr. Ido Schoenberg(5)	64,250	*	761,806	50%	—	—	25.7%
Mark Hirschhorn	25,556	*	—		—	—	0.1%
Phyllis Gotlib	71,380	*	—	—	—	—	0.2%
Dmitry Zamansky	54,271	*	—	—	—	—	0.2%
Dr. Delos (Toby) Cosgrove	48,990	*	—	—	—	—	0.2%
Deborah Jackson	18,240	*	—	—	—	—	0.1%
Rivka Goldwasser	41,455	*	—	—	—	—	0.1%
Derek Ross	35,790	*	—	—	—	—	0.1%
Stephen Schlegel	36,447	*	—	—	—	—	0.1%
Dr. Roy Schoenberg(5)	108,302	*	784,198	50%	—	—	25.8%
Dr. Peter Slavin	50,768	*	—	—	—	—	0.2%
Rob Webb	37,166	*	—	—	—	—	0.1%
All current directors and executive officers as a group (12 persons)	592,615	4.0%	1,546,004	100%	—	—	52.9%

* Denotes less than 1% of beneficial ownership.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock and Class C common stock, as a single class. The holders of our Class B common stock will at all times be entitled to 51% of our voting power, and holders of our Class A common stock and Class C common stock are entitled to one vote per share (except that holders of Class C common stock do not vote on director elections).
(2)
Funicular Funds, LP Cable Car Capital, LP filed a Schedule 13G with the SEC on January 26, 2026. Funicular Funds, LP's address is 601 California Street, Suite 1151, San Francisco, California 94108. Information regarding beneficial ownership of Amwell Class A common stock by Funicular Funds, LP is included herein in reliance on the aforementioned Schedule 13G.

(3)
Morgan Stanley filed a Schedule 13F with the SEC on February 13, 2026. Morgan Stanley’s address is 1585 Broadway, New York, New York 10036. Information regarding beneficial ownership of Amwell Class A common stock by Morgan Stanley is included herein in reliance on the aforementioned Schedule 13F.
(4)
Senvest Management, LLC filed a Schedule 13G filed with the SEC on February 12, 2026. Senvest Management, LLC’s address is 540 Madison Avenue, 32nd floor New York, New York 10022. Information regarding beneficial ownership of Amwell Class A common stock by Senvest Management, LLC is included herein in reliance on the aforementioned Schedule 13G.
(5)
Both Dr. Ido Schoenberg and Dr. Roy Schoenberg have agreed to vote together as a group and accordingly may be deemed to have beneficial ownership of each other’s stock.

OTHER MATTERS

As of the date of this Proxy Statement, our Board knows of no other business that will be conducted at our Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

Delinquent Section 16(a) Reports

Section 16(a) of Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Class A common stock to file with SEC reports showing ownership of and changes in ownership of the Company’s common stock and other equity securities. On the basis of information submitted by the Company’s directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal year 2025 other than as noted below.

Dan Zamansky filed a late Form 4 on March 10, 2025 relating to a grant of restricted stock units on March 3, 2025. Deborah Jackson filed a late Form 4 on June 16, 2025 relating to a grant of restricted stock units on June 11, 2025.

Fiscal Year 2025 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2025 are included in our Annual Report on Form 10-K filed with the SEC on February 12, 2026. This Proxy Statement and our Annual Report are posted on our investor relations web page at https://investors.amwell.com in the “Financials” section under “SEC Filings” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to American Well Corporation, Attention: Anna Nesterova, Head of Legal, American Well Corporation, 75 State Street, Ste 100, Boston, MA 02109 .

Company Website

We maintain a website at www.americanwell.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.

2027 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be considered at the 2027 annual meeting of stockholders, you must comply with the following procedures. Any communication to be made to our Head of Legal as described below should be sent to our Head of Legal at American Well Corporation, 75 State Street, Ste 100, Boston, MA 02109.

Proxy Statement Proposal

Stockholders wishing to present a proposal for inclusion in our proxy materials for the 2026 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), must timely submit their proposals so that they are received by our Head of Legal no later than December 24, 2026 (120 calendar days prior to the anniversary of our mailing this Proxy Statement). The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement and any such proposal must comply with the requirements of Rule 14a-8 in order to be considered for inclusion in our proxy materials for the 2027 annual meeting of stockholders.

Other Proposals and Director Nominations

Stockholders wishing to nominate a candidate for election to our Board or propose other business at this annual meeting, other than pursuant to Rule 14a-8 of the Exchange Act, must submit a written notice so that it is received by our Secretary no earlier than December 18, 2026 (180 calendar days prior to the anniversary of the 2026 Annual Meeting), nor later than February 16, 2027 (120 calendar days prior to the anniversary of the 2026 Annual Meeting). Any stockholder proposal or director nominations must comply with our amended and restated bylaws. In addition to complying with the advance notice provisions of our bylaws, to solicit proxies in support of director nominees other than the Company’s nominees, a stockholder must give timely notice that complies with the requirements of Rule 14a-19 and which must be received no later than April 18, 2027 (60 calendar days prior to the anniversary of the 2026 Annual Meeting).

SCAN TO VIEW MATERIALS & VOTE AMERICAN WELL CORPORATIONC/O BROADRIDGE P.O. BOX 1342BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AMWL2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V91552-P49772 AMERICAN WELL CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: !!! 1.To elect two Class III directors to serve until the 2029 annual meeting of stockholders 01)Dr. Ido Schoenberg 02)Dr. Roy Schoenberg The Board of Directors recommends you vote FOR the following proposal: For Withhold 2.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the Company for the fiscal year !! ending December 31, 2026 The Board of Directors recommends you vote FOR the following proposal: For Withhold 3.To approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed in executive compensation and the !! related compensation tables and narrative disclosure in the Company's proxy statement Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com. V91553-P49772 AMERICAN WELL CORPORATION Annual Meeting of Stockholders June 16, 2026 12:00 PM, Eastern Time This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Anna Nesterova and Mark Hirschhorn ("Named Proxies"), and each or either of them, as proxies, each with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of American Well Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any other proxy heretofore given. THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote these shares unless you sign (on the reverse side) and return this card. Continued and to be signed on reverse side